                                                                   EXHIBIT 10.18


                         EMPLOYMENT AGREEMENT

     Employment Agreement, dated as of May 30, 1997 (the "Agreement"), among Teletrac, Inc., a Delaware corporation (the "Company"), and
Richard Howitt, c/o Teletrac, Inc., 137 Aero Camino, Santa Barbara, CA 93117 (the "Executive").

     Concurrently with the execution and delivery of this Agreement, the Executive is selling or agreeing to sell to Axsys Technologies, Inc., a Delaware corporation ("Axsys"), all of Executive's shares of capital stock of the Company, and Axsys is acquiring or agreeing to acquire the remaining outstanding shares of capital stock of the Company from the Company's other stockholders, pursuant to a Stock Purchase Agreement, dated May 27, 1997 (the "Stock Purchase Agreement"), between Axsys and the stockholders of the Company;

     The Company desires to continue to employ the Executive after the date hereof (the "Effective Date"), upon the terms and subject to the conditions set forth in this Agreement; and

     The Executive wishes to accept such employment with the Company, upon the terms and subject to the conditions set forth in this Agreement.

     Therefore, the parties hereto hereby agree as follows:

     1. Term. The term of employment under this Agreement (the "Term") shall be for the period commencing on the Effective Date and ending on the third anniversary of the Effective Date, unless terminated pursuant to Section 6 hereof prior to the completion of the term. Unless Executive or the Company shall have otherwise informed the other in writing not later than ninety (90) days prior to the expiration of the Term and provided Executive's employment has not therefore been terminated pursuant to this Agreement, Executive shall continue to be employed by the Company following the expiration of the Term; provided, however, that:

          (a) such continued employment shall be on an at-will basis with both the Company and Executive having the right to terminate such employment relationship at any time with or without cause or notice; and

          (b) during such continued employment, Executive shall be entitled to the same salary and benefits as were in effect immediately prior to expiration of the Term (other than the Incentive Plan (as such term is defined in Section 3(b) hereof)).

          2. Employment.
             ----------

          (a) Position. The Executive will serve as President of the Company and perform such duties as President as are assigned to the Executive by the Board of Directors (the "Board") of the Company. The location at which Executive shall be expected to perform his duties shall be set in Santa Barbara, California, or within an area within twenty-five (25) miles radius of Santa Barbara, and neither Axsys nor the Company may change this provision or require relocation without Executive's express written consent.

          (b) Obligations. During the Term, excluding periods of vacation and sick leave to which the Executive is entitled,

     Employee shall devote his full time, attention and reasonable best efforts to the affairs of the Company; provided, however, that Executive may attend to his and his family's outside investments (which are passive investments) and may engage in activities involving charitable, educational, religious and similar types of organizations, speaking engagements and similar type activities to the extent that such other activities do not inhibit or prohibit the performance of Employee's duties under this Agreement, or conflict with the business of the Company.

          3. Salary.
             ------

          (a) Base Salary. The Company agrees to pay or cause to be paid to the Executive during the term of his employment under this Agreement a salary at the rate of $225,000 per fiscal year (the "Salary"). The Salary shall be payable in accordance with the normal payroll practices of the Company then in effect and subject to all applicable taxes required to be withheld by the Company pursuant to federal, state or local law. Subject to the Company's right to withhold pursuant to this Section 3, the Executive shall be solely responsible for income and earnings taxes imposed on the Executive by reason of any cash or non-cash compensation and benefits provided hereunder. The Salary shall be reviewed annually and shall be subject to normal increases as may be determined by the Board of Directors of the Company in its sole discretion.

          (b) Employment Bonus. Subject to Sections 4.3(b) and 4.3(c) of the Incentive Plan, the Company agrees to pay or cause to be paid to the Executive, as a bonus in respect of his employment during each of the fiscal years ending December 31, 1997, December 31, 1998 and the thirteen months ending January 31, 2000, the awards, if any, to which Executive is entitled under and in accordance with the terms of the Teletrac, Inc. Management Incentive Compensation Plan (the "Incentive Plan") determined by the Committee (as defined therein) in respect of each such year or period, on or before the 105th day following the end of each such fiscal year (or, in the case of an award for the thirteen months ending January 31, 2000, on or before the 105th day following the end of the fiscal year ending December 31, 1999). The Company shall not amend the terms of the Incentive Plan so as to adversely affect the rights of Executive thereunder. Executive understands and agrees that any such bonus will be treated by Executive and the Company as compensation for tax purposes and that payment of any such bonus is subject to the Company's obligations to withhold taxes from any such payments.

     4. Employee Benefits. The Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company and made available to employees generally (collectively, the "Company Benefit Plans"), including, without limitation, any pension, retirement, profit sharing, savings, medical, hospitalization, disability, dental, life or travel accident insurance benefit plans, vacation and sick leave, as in effect from time to time; provided, however, that the benefits to Executive under the Company Benefit Plans shall, in the aggregate, be no less favorable to Executive (determined after giving effect to any benefits granted to Executive under the Axsys Executive Plans) than the benefits to Executive under the Company Benefit Plans as in effect immediately prior to the Effective Date and the terms of the Company's 401(k) Plan shall be amended to be consistent with the Axsys 401(k) Plan. Schedule

I hereto sets forth a true and complete list of all Company Benefit Plans as in effect immediately prior to the Effective Date. The Executive's participation in the Company Benefit Plans shall be on the same basis and terms as are applicable to employees of the Company generally. Axsys may determine to offer Executive the opportunity to participate, on terms determined by Axsys, in the Axsys Technologies Inc. Long-Term Stock Incentive Plan, the Axsys Technologies, Inc. Supplemental Revenue Growth Incentive Plan, the Axsys Technologies, Inc. cash bonus plan and such other plans of Axsys, in each case as determined by Axsys (collectively, the "Axsys Executive Plans"). There shall be included in the definition of the Company Benefit Plans the key man life insurance policy insuring the life of Executive in the amount of $350,000 and having a current premium of approximately $2,350 per annum. The Company shall maintain such policy (or a similar policy if such policy lapses or is cancelled or if a similar policy is otherwise available) and shall pay the policy premium while Executive is employed with the Company or thereafter in accordance with Section 7 hereof, provided (i) such policy (or similar replacement policy) is available and (ii) the annual premium payable in respect thereof shall not exceed 150% of the current cost, and provided further, that such policy or similar replacement policy shall be subject to whatever limitations are applicable to any renewal or replacement thereof. If the current policy or any replacement or renewal thereof is not available for the benefit amount set forth above, the premium to be borne by the Company as set forth herein, shall continue to be the obligation of the Company and Executive may, at his election decide to either (a) retain such insurance up to the maximum benefit available at the premium to be paid by the Company or (b) pay the increased additional premium amount to obtain the maximum benefit described above. Executive may name the beneficiary under such policy as Executive shall determine. Executive waives any right to any payment under the Company's unwritten discretionary cash bonus practice in respect of any period commencing February 1, 1997, and represents and warrants that no such payment to Executive have been made thereunder.

          5. Other Benefits.
             --------------

          (a) Expenses. The Executive shall be entitled to receive prompt reimbursement of all expenses reasonably incurred by him in connection with the performance of his duties hereunder.

          (b) Office and Facilities. The Executive shall be provided with office space, equipment, supplies and such other facilities and support as the Company deems necessary or appropriate for the performance of the Executive's duties hereunder.

          6. Termination. The Executive's employment hereunder may be terminated under the following circumstances:

                    (a)  Death. Upon death of the Executive.

                    (b) Disability. The Company may terminate the Executive's employment after having established the Executive's Disability (as defined in Standard Insurance Company, Group Long Term Disability Insurance Policy, Policy No. 07825-A). A determination of Disability shall be made by a physician satisfactory to both the Executive and the Company, which physician's determination as to Disability shall be made within ten
               (10) days of the request therefor and shall be binding on all parties; provided, however, that if the

               Executive and the Company do not agree on a physician, the Executive and the Company shall each select a physician and these two together shall select a third physician, which third physician's determination as to Disability shall be binding on all parties. The Executive shall be entitled to the compensation and benefits provided for under this Agreement for any period prior to the establishment of the Executive's Disability during which the Executive is unable to work due to a physical or mental infirmity. Notwithstanding anything contained in this Agreement to the contrary, until the Termination Date specified in a Notice of Termination (as each term is hereinafter defined ) relating to the Executive's Disability, the Executive shall be entitled to return to his position with the Company as set forth in this Agreement, in which event no Disability of the Executive will be deemed to have occurred.

                    (c)  Cause. The Company may terminate the
               Executive's employment for "Cause." For purposes of this Agreement, "Cause" shall mean a good faith determination by the Company that the Executive (i) willfully failed to perform the Executive's duties under this Agreement (other than a failure resulting from the Executive's incapacity due to physical or mental illness) which failure continued for a period of at least ten (10) days after a written notice of demand for substantial performance has been delivered to the Executive specifying the manner in which the Executive has failed to substantially perform, (ii) is in breach of the Noncompetition Agreement entered on the date hereof between Executive and Axsys or (iii) willfully engaged in conduct which is materially injurious to the Company, monetarily or otherwise. No act or failure to act on the Executive's part shall be considered "willful" unless the Executive has acted or failed to act with an absence of good faith and without a reasonable belief that his action or failure to act was in the best interest of the Company.

                    (d) Voluntary. The Executive may voluntarily terminate his employment at any time without the Employer's consent. Without limiting the generality of the foregoing, the Executive may terminate his employment for "Good Reason". For purposes of this Agreement, "Good Reason" shall mean a good faith determination by the Executive that (i) the Company has failed to pay when due any amounts required to be paid pursuant to Section 3(a), 3(b) or 5(a) of this Agreement, (ii) the Company has materially breached its obligations under Section 4 of this Agreement, (iii) the Company has breached its obligation under the second sentence of Section 2(a) of this Agreement, (iv) there has occurred a material lessening of Executive's duties and responsibilities under this Agreement, (v) the Company or Axsys has reached their respective obligations under Section 5(d) of the Stock Purchase Agreement, (vi) Axsys has breached its obligations under either (x) Section 1.3(b) of the Stock Purchase Agreement with respect to the registration of Buyer Shares (as defined therein) or (y) the Stockholder

               Agreement (as defined in the Stock Purchase Agreement) with respect to the exchange of Axsys Common Stock for Retained Shares (as such capitalized terms are defined in the Stockholder Agreement); (vii) there has been entered a final, non-appealable order of a court of competent jurisdiction that Axsys has breached its indemnification obligations under Section 7 of the Stock Purchase Agreement arising from a material breach by Axsys of its representations and warranties contained in the Stock Purchase Agreement. Executive shall not be permitted to terminate his employment pursuant to this Section 6(d) for Good Reason without providing the Company and Axsys at least ten (10) business days prior written notice specifying in reasonable detail the alleged breach or circumstances allegedly constituting Good Reason and permitting the Company (or Axsys, as the case may be) an opportunity to cure such alleged breach or circumstances within such ten-day period.

                    (e)  Notice of Termination.

                         (i) Termination by the Company. Any purported
                    termination (except for death) by the Company shall be communicated to Executive by written "Notice of Termination by the Company" to the Executive. For purposes of this Agreement, a "Notice of Termination by the Company" shall mean a notice which indicates the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. For purposes of this Agreement, no such purported termination of employment shall be effective without such Notice of Termination by the Company.

                         (ii) Termination by Executive. The Executive
                    shall provide notice of Executive's voluntary termination under Section 6(d) above by written "Notice of Termination by Executive." For purposes of this Agreement, a "Notice of Termination by Executive" shall mean a notice which indicates that Executive is voluntarily terminating his employment pursuant to Section 6(d) and, in the case Executive is voluntarily terminating his employment for Good Reason (which pursuant to Section 6(d) shall follow the expiration of the ten business day notice period and the failure of the Company during such period to have cured any alleged breach or circumstances), the specific provision of Good Reason relied upon, setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. For purposes of this Agreement, no such purported termination of employment shall be effective without such Notice of Termination by the Executive.

                         (f) Termination Date, Etc. "Termination Date" shall mean: (i) in the case of the Executive's death, the date of death; (ii) in all other cases of termination by the Company, provided, however, that if the Executive's employment is terminated by the Company for Cause or due to Disability, the date specified in the Notice of Termination by the Company shall be at least thirty (30) days from the date the Notice of Termination by the Company is given to the Executive, provided that, in the case of Disability, the Executive shall not have returned to the full-time performance of the employment duties hereunder during such period of at least thirty (30) days; or (iii) in the case of voluntary termination by Executive, with or without Good Reason, the date specified in the Notice of Termination by Executive, provided, however, that such date shall not be more than thirty (30) days from the date the Notice of Termination by Executive is given to the Company.

     7. Compensation Upon Termination. Upon termination of the
Executive's employment prior to the expiration of the Term, the Executive shall be entitled to the following benefits:

          (a) If the Executive's employment is terminated by the Company for Cause or Disability of the Executive or by the Executive without Good Reason, or as a result of the Executive's death, the Company shall pay the Executive (or his estate) all amounts earned or accrued hereunder through the Termination Date but not paid as of the Termination Date in respect of Salary and,
     (ii) reimbursement for any and all monies advanced or expenses incurred in connection with the Executive's employment for reasonable and necessary expenses incurred by Executive on behalf of the Company for the period ending on the Termination Date. Subject to Section 7(d) hereof, the Executive's (or his estate's) entitlement to any other compensation or benefits shall be determined in accordance with the Incentive Plan, Company Benefit Plans and Axsys Executive Plans then in effect.

          (b) If the Executive's employment by the Company shall be terminated by the Company other than for Cause (and not Disability of the Executive) or by Executive with Good Reason, then the Executive shall be entitled to the benefits provided below:

          (i) the amounts specified in Section 7(a);

          (ii) Salary payable after the Termination Date for the balance of the Term (determined as if Executive's employment had not terminated);

          (iii) the right to receive 40% of any amounts payable after the Termination Date under the Incentive Plan in respect of Incentive Compensation Pool and the Additional Incentive Compensation Pool (determined as if Executive's employment had not terminated); and

          (iv) Company Benefit Plans providing for medical, hospitalization, dental, life and travel accident insurance shall be maintained during the balance of the Term
          (determined as if Executive's employment had not terminated).

          (c) The amounts provided for in this Section 7 shall be paid within five (5) business days after the Executive's Termination Date, provided, however, that any amounts payable under Section 7(b)(iii) shall be paid when provided for in Section 3(b). If the Executive's employment is terminated by the Company for Cause or Disability of the Executive or by the Executive without Good Reason, then the Company shall extend to Executive, commencing on the Termination Date, COBRA Benefits for a period of 18 months (or such longer period as may be required by law), with all premium costs and expenses (employee's and employer's portions) to be borne by Executive. If the Executive's employment is terminated by the Company without Cause (and not Disability of the Executive) or by the Executive with Good Reason, then the Company shall extend to Executive, commencing on the expiration of the Term, COBRA Benefits for a period of 18 months (or such longer period as may be required by law) with all premium costs and expenses (employee's and employer's portions) to be borne by Executive.

          (d) Benefits. Except as set forth in Sections 7(b)(iii) and 7(b)(iv) hereof, the Executive's accrual of benefits under and participation in the Incentive Plan, Company Benefit Plans and Axsys Executive Plan providing for any employee benefits ("Benefits") will cease after the Termination Date and the Executive will be entitled to Benefits accrued prior to the Termination Date pursuant to such plans only as provided in such plans. Nothing contained herein shall be deemed to limit in any manner whatsoever the rights of the Executive to receive any benefits under any insurance policies, including, but not limited to, comprehensive general liability and directors' and officers' liability and indemnification and reimbursement insurance coverage, but only to the extent relating to any conduct or activity engaged in by the Executive in his capacity as an officer, employee, director of the Company prior to the termination of his employment relationship with the Company; provided, however, that Executive understands and agrees that prior to the date hereof the Company has not maintained any such insurance policies and after the date hereof neither the Company nor Axsys shall have any obligations to maintain or make available to or for the benefit of Executive any such insurance.

     8.  Effect of Termination.
         ---------------------

               (a) Cooperation. In the event of Executive's termination of employment, for whatever reason, for a period of three years thereafter, upon written request by the Company, the Executive agrees to cooperate with the Company and to be reasonably available to the Company with respect to continuing and/or future matters arising out of the Executive's employment or any other relationship with the Company, whether such matters are business-related, legal or otherwise. With respect to each written request by the Company for the Executive's cooperation or availability under this Section 8, the Company agrees to pay the Executive, for each day the Executive renders services to the Company pursuant to such request, an amount per day equal to the Executive's pro rata Salary applicable on the Date of Termination and to reimburse the Executive for the Executive's reasonable travel expenses incurred in complying with the terms of this paragraph upon delivery by the

          Executive to the Company of valid receipts for such expenses. Notwithstanding anything contained herein to the contrary, in no event (but subject to applicable law, including any right of the Company, by subpoena or other similar judicial order, to compel Executive's testimony as a witness or otherwise or the production by Executive of documents) shall the Executive be required to assist or cooperate or remain available to provide such cooperation if to do so would unreasonably interfere with the Executive's conduct or activity of any employment, consulting or other personal services undertaking or commitment. Moreover, in the event that the Executive is required (as a result of the foregoing provisions of this Section 8(a) and not as a result of the exercise of the Company's rights (subject to applicable law) to compel, by subpoena or other similar judicial order, testimony or produce documents) to assist or cooperate in any legal, regulatory or other similar proceeding or matter, whether as a witness or otherwise, to the extent that any actual or potential conflict of interest exists or arises between the interests of the Executive and those of the Company, Axsys or any of their Affiliates, the Executive shall have the right to be represented by separate counsel, the expense and cost of which shall be borne by the Company or Axsys, as the case may be.

               (b) Survival. The provision of Sections, 7, 8, 9, 10, 11, 12, 13 and 14 shall survive any termination of Executive's employment.

          9. Confidential Information. Executive shall not at any time during the Term or thereafter disclose to any person or entity any Confidential Information (as defined below) learned or obtained by him while in the Company's employ, or use the same for any purposes other than in the performance of his or her duties as an employee. As used herein, the term "Confidential Information" means all information disclosed to Executive or known by Executive as a consequence of, or through employment, including, without limitation the clients, customers, suppliers, employees, consultants, computer or other files, projects, products, computer disks or other media, computer hardware or computer software programs, source and object codes, data, programs, other works of authorship, information regarding plans for research, development, new products, marketing plans, financial information, methodologies, know-how, processes, trade secrets, practices, projections, forecasts, formats, systems data gathering methods or strategies and other Intellectual Property (as defined in the Stock Purchase Agreement) of the Company and any of its "Affiliates." As used herein, "Affiliates" means any entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Company. Notwithstanding the immediately preceding sentence, Confidential Information shall not include any information that (a) is, or becomes, a part of the public domain or generally available to the public other than as a result of a breach by Executive of this confidentiality provision; (b) is or becomes available to Executive from a source other than the Company, provided at the time it is made so available the Executive had no actual knowledge after due inquiry that such source was bound by a confidentiality agreement with the Company with respect to such information; or (c) which is required by law to be disclosed.

     10.  Inventions.
          ----------

          (a) The Executive agrees that all inventions, modifications, innovations, discoveries or other developments related directly or indirectly to the Company's business (collectively "Inventions") made by Executive while employed by the Company shall be the property of the Company and that the Company shall have the exclusive proprietary rights and ownership in them.

          (b) Executive will make full and prompt disclosure to the Company of all Inventions, which are created, made, conceived or reduced to practice by Executive or jointly with others while employed by the Company, whether or not during normal working hours or on the premises of the Company, subject to California Labor Code Section 2870 to the extent applicable.

          (c) Executive agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all of Executive's right, title and interest in and to all Inventions and all related patents, patent applications, copyrights and copyright applications. This Section 9 shall not apply to inventions which do not relate to the present or planned business or research and development of the Company and which are made and conceived by the Executive not during normal working hours, not on the Company's premises and not using the Company's tools, devices, equipment or Confidential Information. Executive understands that, to the extent this Agreement shall be construed in accordance with the laws of any state (such as California Labor Code Section 2870 to the extent applicable) which precludes a requirement in any employee agreement to assign certain classes of Inventions made by an employee, this Section 10 shall be interpreted not to apply to any Invention which a court rules and/or the Company agrees falls within such classes. The Executive also hereby waives all claims to moral or equitable rights in any Inventions.

          (d) Executive agrees to cooperate fully with the Company, both during and after the term of this Agreement, and at the Company's sole expense, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Inventions. Executive shall, at the Company's expense, sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which are reasonably necessary or desirable in order to protect the Company's rights and interests in any Invention. Executive further agrees that if the Company is unable, after reasonable effort, to secure the signature of Executive on any such papers, any executive officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Executive, and the Executive hereby irrevocably designates and appoints each executive officer of the Company as Executive's agent and attorney-in-fact to execute any such papers on Executive's behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interest in any Inventions, under the conditions described in this sentence.

          (e) Executive acknowledges that the Company from time to time may have agreements with other parties which impose obligations or restrictions on the Company regarding Inventions made during the course of work under such agreements or regarding the confidential nature of such work. Executive agrees to be bound by all such obligations and restrictions which are made known to Executive and to take all action necessary to discharge the obligations of the Company under such agreements.

     11. Company Property. Upon any termination of the Executive's employment, or at the Company's request, Executive shall return all notebooks, memoranda, notes, records, papers, computer disks or other documents and all photocopies, or duplicates of such documents or materials, relating to the Company's (or any Affiliate's) business and operations and all property associated with the Company (or any Affiliate) in any way obtained by Executive while employed by the Company, excluding such information, documents or material, which becomes publicly known or publicly available, through no fault of Executive.

     12. Disclosure. Executive agrees to disclose the existence of this Agreement to any prospective employer.

     13. Noncompetition. While employed by the Company, Executive shall refrain from actions and from undertaking interests in competition or in conflict with the Company. The foregoing shall not limit Executive's obligations under his Noncompetition Agreement, dated the date hereof, between Executive and Axsys, entered into by Executive pursuant to the Stock Purchase Agreement.

     14. Miscellaneous Provisions.
         ------------------------

          (a) Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), or by Federal Express,
     (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

                              If to Executive, to:

                                   Richard Howitt

                                   c/o Teletrac, Inc.
                                   137 Aero Camino
                                   Santa Barbara, CA 93117
                                   Phone:    805-968-4333
                                   Telecopy: 805-968-1613

                                   With a copy to:

                                   Price, Postell & Parma LLP
                                   200 East Carrillo Street
                                   Santa Barbara, CA 93101
                                   Attention: Raymond P. Le Blanc
                                   Phone:    805-882-9869
                                   Telecopy: 805-965-3978

                              If to Company, to:

                                   Stephen W. Bershad
                                   c/o Axsys Technologies, Inc.
                                   645 Madison Avenue
                                   New York, NY 10022
                                   Phone:    212-593-5376
                                   Telecopy: 212-754-6348

                                   With a copy to:

                                   Axsys Technologies, Inc.
                                   645 Madison Avenue
                                   New York, NY 10022
                                   Attention:  Elliot N. Konopko
                                   Phone:    212-593-5382
                                   Telecopy: 212-754-6348

          (b) Jurisdiction; Service of Process. Any action or preceding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in any Los Angeles County Court or United States District Court located in Los Angeles County, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

          (c) Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

          (d) Entire Agreement and Modification: Beneficiaries. This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including, without limitation, the Letter Agreement by and among the Company, the Executive and certain other stockholders of the Company dated February 4, 1997, as amended) and constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment, and the parties hereby expressly agree that no subsequent oral agreement to amend this

     Agreement shall be binding. This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assignees; provided, however, that this Agreement is intended to confer rights and remedies upon Axsys and its Affiliates and their respective successors and assignees. Subject to the immediately preceding sentence, neither party may assign its rights or obligations under this Agreement.

          (e) Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

          (f) Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

          (g) Governing Law. This Agreement will be governed by the laws of the State of California without regard to its conflicts of laws principles.

          (h) Set-off. Without limiting any other remedy available to Axsys, the Company or any of their Affiliates, but subject to the last sentence of this Section 14(h), Axsys and its Affiliates shall have the option of setting off, against any obligation of the Company under this Agreement (including any obligation of Axsys or the Company under the Incentive Plan, but excluding, while Executive is employed under this Agreement, the Company's obligations (other than obligations of Axsys or the Company under the Incentive Plan) to Executive while he is so employed and excluding accrued and unpaid salary and vacation prior to termination of employment), the amount of any Adverse Consequences (as defined in the Stock Purchase Agreement) that Axsys, the Company or any of their Affiliates may suffer (i) for which Executive is liable under the terms of the Stock Purchase Agreement or (ii) as a result of the breach by Executive of any of his obligations under the Non-Competition Agreement. This
     Section 14(h) constitutes a complete statement of the terms of agreement by the parties with respect to set off rights of Axsys and the Company with respect to their obligations under this Agreement (including the Incentive Plan), and neither Axsys nor the Company shall have any other legal or equitable set off rights with respect to such obligations.

          (i) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

          IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the day and year first above written.


                                 /s/Richard Howitt
                                 ---------------------------------
                                 Richard Howitt



                                 TELETRAC, INC.



                                 By:/s/Stephen W. Bershad
                                    ------------------------------
                                       Stephen W. Bershad

                                                      SCHEDULE I


          Group Life Insurance
          --------------------

               (i)    Gary Nett
                      Insurance and Benefit Plan Services
                      P.O. Box 1416
                      Santa Barbara, CA 93102
                      (805) 963-2009

               (ii)   Insurer: AEtna
                      Insured: Teletrac

               (iii)  Control #446790
                         Original Effective Date: April 1, 1993
                         Term:  Renewable yearly

               - A copy of the plan and a renewal confirmation from the agent has been provided to the Buyer.

          Group Medical Insurance
          -----------------------

               (i)    Gary Nett
                      Insurance and Benefit Plan Services
                      P.O. Box 1416
                      Santa Barbara, CA 93102
                      (805) 963-2009

               (ii)   Insurer: AEtna
                      Insured: Teletrac

               - A copy of the plan and a renewal confirmation from the agent has been provided to the Buyer.

          Group Long-Term Disability Insurance
          ------------------------------------

               (i)    Gary Nett
                      Insurance and Benefit Plan Services
                      P.O. Box 1416
                      Santa Barbara, CA 93102
                      (805) 963-2009

               (ii)   Insurer:  Standard Insurance Co.
                      Insured:  Teletrac/All eligible employees

               (iii)  Group Policy #607825 Term:  January 1, 1997 - January
                      1, 1999

               -A copy of this policy has been provided to Buyer.

          Dental Plan
          -----------

               A Dental Plan is available to participating employees at their sole expense. A copy of the Delta Dental brochure has been provided to Buyer.

          Section 125 Plan
          ----------------

               A copy of the Paychex Specimen Section 125 plan and adoption agreement has been provided to Buyer. Teletrac has requested an executed copy of the Plan Adoption Agreement from the Department of Labor.